Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-152590) and Form S-8 (Nos. 33-71094, 33-77770, 33-78026, 333-36897, 333-73139, 333-35666, 333-35672, 333-35648, 333-59130, 333-105919, 333-105920, 333-135700) of Roper Industries, Inc. of our report dated February 27, 2009, except as it relates to the effects of the adoption of FSP APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Settlement)," as discussed in Note 1A, as to which the date is May 15, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.  We also consent to the reference to us under the heading "Selected Financial Data" in this Form 8-K.

PricewaterhouseCoopers
Atlanta, GA
May 15, 2009